Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES SECOND-QUARTER 2020 RESULTS

•Second-Quarter 2020 Financial Results
◦Revenues of $1.664 Billion; Meaningfully Impacted by the COVID-19 Pandemic
◦GAAP Net Loss of $326 Million
◦Adjusted EBITDA (non-GAAP)1 of $622 Million
◦GAAP Cash Generated from Operations of $200 Million
•Narrowed 2020 Full-Year Revenue and Adjusted EBITDA (non-GAAP) Guidance Ranges Primarily Due to the Impact of COVID-19 Pandemic

LAVAL, Quebec, Aug. 6, 2020 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its second-quarter 2020 financial results.

“Since the COVID-19 pandemic began, our top priority has been to ensure our employees remain safe and that we have the necessary processes in place to protect our supply chain so that we can continue to provide access to our health care products to people around the world,” said Joseph C. Papa, chairman and CEO, Bausch Health.

“The impact of the pandemic continues to cause uncertainty in markets globally. While our business recovery appears to be progressing more quickly in some geographies, such as the United States, other markets in Europe and Asia will take more time to return to pre-pandemic levels,” continued Mr. Papa. “Given these variabilities, we are focused on driving market share for our key products, reaching customers in new ways and executing on our launches, such as the upcoming launch of BAUSCH + LOMB INFUSE™ SiHy daily contact lenses, while also optimizing our cost structure to protect the profitability of the Company.”

Executing on Core Businesses and Advancing Pipeline
•The Bausch + Lomb/International segment comprised approximately 53% of the Company’s reported revenue in the second quarter of 2020
◦Reported revenue in the Bausch + Lomb/International segment decreased 27% compared to the second quarter of 2019; revenue in this segment decreased organically1,2 by 24% compared to the second quarter of 2019
◦Reported revenue for LUMIFY® increased by 36% compared to the second quarter of 2019
◦Received 510(k) clearance from the U.S. Food and Drug Administration for BAUSCH + LOMB INFUSE™ daily disposable silicone hydrogel (SiHy daily) contact lenses

___________________________________
1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

1 | Page

◦Launched the Company’s first Extended Depth of Focus intraocular lens (IOL), LuxSmart™, and a new monofocal IOL, LuxGood™, in Europe
◦Received approval for BAUSCH + LOMB ULTRA® monthly silicone hydrogel contact lenses from the National Medical Products Administration in China
◦Entered into an exclusive licensing agreement with STADA Arzneimittel AG and its development partner, Xbrane Biopharma AB, to develop and commercialize a biosimilar candidate to Lucentis® (ranibizumab) in the United States and Canada
•The Salix segment comprised approximately 24% of the Company’s reported revenue in the second quarter of 2020
◦Reported and organic1,2 revenue in the Salix segment decreased by 21% compared to the second quarter of 2019
◦Reported revenue for RELISTOR® (methylnaltrexone bromide) increased by 8% compared to the second quarter of 2019
•The Ortho Dermatologics segment comprised approximately 7% of the Company’s reported revenue in the second quarter of 2020
◦Reported and organic1,2 revenue in the Ortho Dermatologics segment decreased by 5% compared to the second quarter of 2019
◦Reported revenues for the Thermage® franchise and SILIQ® (brodalumab) increased by 12% and 50%, respectively, compared to the second quarter of 2019
◦Launched ARAZLO™ (tazarotene) Lotion, 0.045%, in the United States
◦Received an expanded indication in the United States for JUBLIA® (efinaconazole) Topical Solution, 10%, to treat patients as young as six years old

Debt Management
•Repaid debt by approximately $100 million in the second quarter of 2020 for a total of approximately $320 million in the first half of 2020 with cash generated from operations
•Refinanced $1.25 billion of 2022 Senior Secured Notes and prepaid $250 million of mandatory 2022 term loan amortization using net proceeds from newly issued $1.5 billion of 6.25% 2029 Senior Unsecured Notes and cash generated from operations
•Bausch Health has no debt maturities or mandatory amortization payments until 2023

Resolving Legacy Legal Matters
•Resolved the legacy investigation on July 31 by the U.S. Securities and Exchange Commission for $45 million regarding the Company’s former relationship with Philidor Rx Services, LLC and certain accounting practices and disclosures related to the 2014 and 2015 reporting periods. The Company neither denied nor admitted the charges.
•Agreed to resolve the Canadian securities class action litigation on August 4 for $94 million CAD (approximately $69 million3 USD), plus settlement administration costs, subject to court approval. The Company admits no liability and denies all allegations of wrongdoing whatsoever.

Continued Response to the COVID-19 Pandemic
Bausch Health continues to advance its relief and R&D efforts related to the COVID-19 pandemic, including the evaluation of existing medicines, such as VIRAZOLE® (Ribavirin for Inhalation Solution, USP), in patients with COVID-19, as well as the donation of health care products and supplies through the Company and the Bausch Foundation. The Company has continued to execute on its business continuity plans to ensure the health and well-being of its employees while also remaining focused on

___________________________________
3 Exchange rate used as of June 30, 2020.

2 | Page

supporting customers and patients around the world and maintaining an uninterrupted availability of its health care products.

Second-Quarter 2020 Revenue Performance
Total reported revenues were $1.664 billion for the second quarter of 2020, as compared to $2.152 billion in the second quarter of 2019, a decrease of $488 million, or 23%. Revenue was negatively impacted by approximately $500 million in the second quarter of 2020 primarily due to the impact of the COVID-19 pandemic. Excluding the unfavorable impact of foreign exchange of $27 million and the impact of divestitures and discontinuations of $4 million, revenue declined 21% organically1,2 compared to the second quarter of 2019.

Revenues by segment were as follows:

	Three Months Ended June 30,
(in millions)	2020	2019	Reported Change	Reported Change	Change at Constant Currency[4]	Organic Change[1,2]
Bausch + Lomb/International	$883	$1,208	($325)	(27%)	(25%)	(24%)
Salix	$404	$509	($105)	(21%)	(21%)	(21%)
Ortho Dermatologics	$116	$122	($6)	(5%)	(5%)	(5%)
Diversified Products	$261	$313	($52)	(17%)	(17%)	(17%)
Total Revenues	$1,664	$2,152	($488)	(23%)	(21%)	(21%)

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $883 million for the second quarter of 2020, as compared to $1.208 billion for the second quarter of 2019, a decrease of $325 million, or 27%. Excluding the unfavorable impact of foreign exchange of $27 million and the impact of divestitures and discontinuations of $4 million, the Bausch + Lomb/International segment declined organically1,2 by approximately 24% compared to the second quarter of 2019 primarily due to the impact of the COVID-19 pandemic.

Salix Segment
Salix segment revenues were $404 million for the second quarter of 2020, as compared to $509 million for the second quarter of 2019, a decrease of $105 million, or 21%. The decrease was primarily due to the impact of the COVID-19 pandemic; the loss of exclusivity of products in the segment, primarily APRISO® (mesalamine), which negatively impacted revenues by $39 million; and by sales of XIFAXAN® (rifaximin), which declined by 12% compared to the second quarter of 2019 primarily due to the COVID-19 pandemic, including reduced channel inventories at the retail level.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $116 million for the second quarter of 2020, as compared to $122 million for the second quarter of 2019, a decrease of $6 million, or 5%. The decline in revenue was due to the impact of the COVID-19 pandemic.

___________________________________
4 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2020 reported amounts adjusted to exclude currency impact, calculated using 2019 monthly average exchange rates, to the actual 2019 reported amounts.

3 | Page

Diversified Products Segment
Diversified Products segment revenues were $261 million for the second quarter of 2020, as compared to $313 million for the second quarter of 2019, a decrease of $52 million, or 17%. The decrease was primarily attributable to the previously reported loss of exclusivity for a basket of products and the impact of the COVID-19 pandemic.

Operating Results
Operating loss was $27 million for the second quarter of 2020, as compared to operating income of $257 million for the second quarter of 2019, a decrease of $284 million. The decrease in operating results was primarily due to decreases in revenues and gross margins as a result of the COVID-19 pandemic and the accrual of legal reserves established for the resolution of certain legacy litigation matters, partially offset by decreases in selling, general and administrative (SG&A) expenses and the amortization of intangible assets.

Net Loss
Net loss was $326 million for the second quarter of 2020, as compared to net loss of $171 million for the second quarter of 2019, an unfavorable change of $155 million. The change was primarily driven by decreased operating results discussed above, partially offset by an increase in benefit from income taxes and a decrease in interest expense.

Adjusted net income (non-GAAP)1 for the second quarter of 2020 was $165 million, as compared to $372 million for the second quarter of 2019, a decrease of $207 million, or 56%.

Cash Generated from Operations
The Company generated $200 million of cash from operations in the second quarter of 2020, as compared to $339 million in the second quarter of 2019, a decrease of $139 million. The decrease in cash from operations was primarily attributed to the decreased operating results discussed above.

EPS
GAAP Earnings Per Share (EPS) Diluted for the second quarter of 2020 was ($0.92), as compared to ($0.49) for the second quarter of 2019.

Adjusted EBITDA (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 was $622 million for the second quarter of 2020, as compared to $880 million for the second quarter of 2019, a decrease of $258 million, or 29%. The decrease was primarily due to decreases in revenues and gross margins as a result of the impact of the COVID-19 pandemic, partially offset by decreases in SG&A expenses.

4 | Page

2020 Financial Outlook
Bausch Health tightened its revenue and Adjusted EBITDA (non-GAAP) guidance ranges for the full year of 2020, primarily due to the actual and anticipated impacts of the COVID-19 pandemic. These anticipated impacts assume that a potential resurgence of the virus in the second half of 2020 would not produce severe social restrictions put in place by governmental authorities (e.g., shelter at home, closure of non-essential businesses, deferral of elective medical procedures, etc.) and that global economies will recover as the COVID-19 pandemic runs its course and social restrictions are eased. Bausch Health’s guidance ranges are as follows:
•Narrowed full-year revenue range from $7.80 – $8.20 billion to $7.80 – $8.00 billion
•Narrowed full-year Adjusted EBITDA (non-GAAP) range from $3.15 – $3.35 billion to $3.15 – $3.30 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). The full-year guidance ranges have been lowered primarily due to the actual and anticipated impacts of the COVID-19 pandemic. These impacts have affected the Company’s assumptions regarding base performance and growth rates. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release.

Additional Highlights
•Bausch Health’s cash, cash equivalents and restricted cash were $1.907 billion5 at June 30, 2020
•The Company’s availability under the Revolving Credit Facility was $1.131 billion at June 30, 2020
•Basic weighted average shares outstanding for the quarter were 355.3 million shares. Diluted weighted average shares outstanding for the quarter were 357.3 million shares6

___________________________________
5 Cash, cash equivalents and restricted cash at June 30, 2020 includes remaining net proceeds from the December 2019 bond issuance intended to be used to finance the $1.210 billion pending settlement of the U.S. Securities litigation due in 2020.
6 Diluted weighted average shares includes the dilutive impact of options and restricted stock units, which are 1,998,000 common shares for the 3 months ended June 30, 2020, and which are excluded when calculating GAAP diluted loss per share because the effect of including the impact would be anti-dilutive.

5 | Page

Conference Call Details

Date:	Thursday, Aug. 6, 2020
Time:	8:00 a.m. EDT
Webcast:	https://www.webcaster4.com/Webcast/Page/2458/36129
Participant Event Dial-in:	+1 (844) 369-8770 (United States)
+1 (862) 298-0840 (International)
Replay Dial-in:	+1 (877) 481-4010 (North America)
+1 (919) 882-2331 (International)
Replay Passcode:	36129 (replay available until Aug. 20, 2020)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, Bausch Health’s future prospects and performance, including the Company’s 2020 full-year guidance. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease). In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2020 full-year guidance with respect to expectations regarding base performance and management’s belief regarding the impact of the COVID-19 pandemic and associated responses on such base performance and the operations and financial results of the Company generally, expected currency impact, the

6 | Page

expected timing and impact of loss of exclusivity for certain of our products, expectations regarding gross margin, adjusted SG&A expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated and the anticipated timing and extent of the Company’s R&D expense; and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Management has also made certain assumptions in assessing the anticipated impacts of the COVID-19 pandemic on the Company and its results of operations and financial conditions, including: a potential resurgence of the virus in the second half of 2020 would not produce severe social restrictions put in place by governmental authorities (e.g., shelter at home, closure of non-essential businesses, deferral of elective medical procedures, etc.); global economies will recover as COVID-19 runs its course and social restrictions are eased; largest impact to the Company’s businesses seen in the second quarter of 2020 although we expect additional COVID-19 pandemic related declines in the year-over-year revenues in our third quarter and possibly the remainder of 2020 in many of our businesses and geographies; anticipate that our affected businesses could possibly return to pre-pandemic levels as early as late 2020 or in 2021, but recovery expected at different rates in different geographic regions, and, in particular, recovery in Asia and Europe being slower than originally anticipated; some of the Company’s business units (Global Surgical, Ortho Dermatologics and Dentistry) are expected to lag in the recovery, some possibly beyond 2021; and assumes no major interruptions in the Company’s supply chain and distribution channels. If any of these assumptions regarding the impacts of the COVID-19 pandemic are incorrect, our actual results could differ materially from those described in these forward-looking statements.

Additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP

7 | Page

measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net loss, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net loss attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, provision for (benefit from) income taxes, depreciation and amortization and certain other items described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) is net loss attributable to the Company (its most directly comparable GAAP financial measure) adjusted for interest expense, net, provision for (benefit from) income taxes, depreciation and amortization and the following items:
•Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. In addition, in connection with its acquisition of certain assets of Synergy Pharmaceuticals Inc. (“Synergy”), the Company has incurred certain severance and integration costs. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and provided no benefit to the ongoing operations of the Company. As a result, the Company does not believe that such costs (and their impact) are truly representative of its underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of

8 | Page

acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. In January 2017, new accounting guidance was issued which simplifies the subsequent measurement of an impairment to goodwill. Under the new guidance, which the Company early adopted effective Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Share-based compensation: The Company has excluded recorded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Other Non-GAAP charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sales of assets. The Company has also excluded expenses associated with in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during any given period. The Company has also excluded IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company

9 | Page

considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted Net Income (non-GAAP)
Historically, management has used Adjusted net income (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP Net loss) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described below) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It is management’s belief that this measure is also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, it is the Company’s belief that adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. However, management still believes that Adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

Adjusted net income (non-GAAP) is net loss attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, acquisition-related adjustments, excluding amortization and other non-GAAP charges as these adjustments are described above, and amortization of intangible assets as described below:
•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Organic Growth/Change
Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. Organic revenue growth/change is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company

10 | Page

uses organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison.

Organic growth/change reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2020 reported amounts adjusted to exclude currency impact, calculated using 2019 monthly average exchange rates, to the actual 2019 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

11 | Page

Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2020 and 2019
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2020	2019	2020	2019
Revenues
Product sales	$1,637	$2,122	$3,623	$4,111
Other revenues	27	30	53	57
	1,664	2,152	3,676	4,168
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	482	580	987	1,104
Cost of other revenues	13	14	27	27
Selling, general and administrative	526	651	1,159	1,238
Research and development	108	117	230	234
Amortization of intangible assets	436	488	872	977
Asset impairments	1	13	15	16
Restructuring and integration costs	7	4	11	24
Acquisition-related contingent consideration	11	20	24	(1)
Other expense, net	107	8	130	5
	1,691	1,895	3,455	3,624
Operating (loss) income	(27)	257	221	544
Interest income	2	3	9	7
Interest expense	(385)	(409)	(781)	(815)
Loss on extinguishment of debt	(27)	(33)	(51)	(40)
Foreign exchange and other	—	3	(13)	3
Loss before benefit from income taxes	(437)	(179)	(615)	(301)
Benefit from income taxes	112	9	138	83
Net loss	(325)	(170)	(477)	(218)
Net income attributable to noncontrolling interest	(1)	(1)	(1)	(5)
Net loss attributable to Bausch Health Companies Inc.	$(326)	$(171)	$(478)	$(223)

12 | Page

Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three and Six Months Ended June 30, 2020 and 2019
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2020	2019	2020	2019
Net loss attributable to Bausch Health Companies Inc.	$(326)	$(171)	$(478)	$(223)
Non-GAAP adjustments: (a)
Amortization of intangible assets	436	488	872	977
Asset impairments	1	13	15	16
Restructuring and integration costs	7	4	11	24
Acquired in-process research and development costs	7	7	8	8
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	11	24	24	12
Loss on extinguishment of debt	27	33	51	40
IT infrastructure investment	4	5	11	9
Legal and other professional fees	13	11	22	19
Net loss (gain) on sale of assets	—	1	(1)	(9)
Litigation and other matters	100	1	123	3
Other	—	(3)	—	(7)
Tax effect of non-GAAP adjustments	(115)	(41)	(177)	(139)
Total non-GAAP adjustments	491	543	959	953
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$165	$372	$481	$730
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

13 | Page

Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2020 and 2019
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2020	2019	2020	2019
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding amortization and impairments of intangible assets)	$482	$580	$987	$1,104
Fair value inventory step-up resulting from acquisitions (a)	—	(4)	—	(5)
Adjusted cost of goods sold (excluding amortization and impairments of intangible assets) (non-GAAP)	$482	$576	$987	$1,099
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$526	$651	$1,159	$1,238
IT infrastructure investment (b)	(4)	(5)	(11)	(9)
Legal and other professional fees (c)	(13)	(11)	(22)	(19)
Other Selling, general and administrative (d)	—	2	—	2
Adjusted selling, general and administrative (non-GAAP)	$509	$637	$1,126	$1,212
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$436	$488	$872	$977
Amortization of intangible assets (e)	(436)	(488)	(872)	(977)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs	$7	$4	$11	$24
Restructuring and integration costs (f)	(7)	(4)	(11)	(24)
Adjusted restructuring and integration costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$1	$13	$15	$16
Asset impairments (g)	(1)	(13)	(15)	(16)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$11	$20	$24	$(1)
Acquisition-related contingent consideration (a)	(11)	(20)	(24)	1
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense, net	$107	$8	$130	$5
Net (loss) gain on sale of assets (h)	—	(1)	1	9
Acquisition-related costs (a)	—	—	—	(8)
Litigation and other matters (i)	(100)	(1)	(123)	(3)
Acquired in-process research and development costs (j)	(7)	(7)	(8)	(8)
Other (d)	—	1	—	5
Adjusted other expense, net (non-GAAP)	$—	$—	$—	$—

14 | Page

Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2020 and 2019
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2020	2019	2020	2019
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$(27)	$(33)	$(51)	$(40)
Loss on extinguishment of debt (k)	27	33	51	40
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Benefit from (provision for) income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$112	$9	$138	$83
Tax effect of non-GAAP adjustments (l)	(115)	(41)	(177)	(139)
Adjusted provision for income taxes (non-GAAP)	$(3)	$(32)	$(39)	$(56)
(a) Represents the three components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and six months ended June 30, 2020 and 2019 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(d) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Net loss (gain) on sale of assets” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

15 | Page

Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Six Months Ended June 30, 2020 and 2019
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2020	2019	2020	2019
Net loss attributable to Bausch Health Companies Inc.	$(326)	$(171)	$(478)	$(223)
Interest expense, net	383	406	772	808
Benefit from income taxes	(112)	(9)	(138)	(83)
Depreciation and amortization	480	531	961	1,063
EBITDA	425	757	1,117	1,565
Adjustments:
Asset impairments	1	13	15	16
Restructuring and integration costs	7	4	11	24
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	11	24	24	12
Loss on extinguishment of debt	27	33	51	40
Share-based compensation	27	27	54	51
Other adjustments:
Litigation and other matters	100	1	123	3
IT infrastructure investment	4	5	11	9
Legal and other professional fees (a)	13	11	22	19
Net loss (gain) on sale of assets	—	1	(1)	(9)
Acquired in-process research and development costs	7	7	8	8
Other	—	(3)	—	(7)
Adjusted EBITDA (non-GAAP)	$622	$880	$1,435	$1,731
(a) Legal and other professional fees incurred during the three and six months ended June 30, 2020 and 2019 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.

16 | Page

Bausch Health Companies Inc.								Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended June 30, 2020 and 2019
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	June 30, 2020				June 30, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$135	$2	$—	$137	$216	$—	$216	$(79)	(37)%
Global Surgical	90	2	—	92	177	(1)	176	(84)	(48)%
Global Consumer Products	321	10	—	331	371	—	371	(40)	(11)%
Global Ophtho Rx	97	2	—	99	172	(2)	170	(71)	(42)%
International Rx	240	11	—	251	272	(1)	271	(20)	(7)%
Total Bausch + Lomb/International	883	27	—	910	1,208	(4)	1,204	(294)	(24)%

Salix	404	—	—	404	509	—	509	(105)	(21)%

Ortho Dermatologics
Ortho Dermatologics	74	—	—	74	77	—	77	(3)	(4)%
Global Solta	42	—	—	42	45	—	45	(3)	(7)%
Total Ortho Dermatologics	116	—	—	116	122	—	122	(6)	(5)%

Diversified Products
Neurology and Other	153	—	—	153	175	—	175	(22)	(13)%
Generics	100	—	—	100	112	—	112	(12)	(11)%
Dentistry	8	—	—	8	26	—	26	(18)	(69)%
Total Diversified Products	261	—	—	261	313	—	313	(52)	(17)%

Totals	$1,664	$27	$—	$1,691	$2,152	$(4)	$2,148	$(457)	(21)%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended June 30, 2020 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the three months ended June 30, 2019 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

17 | Page

Bausch Health Companies Inc.								Table 3b
Organic Growth (non-GAAP) - by Segment
For the Six Months Ended June 30, 2020 and 2019
(unaudited)
	Calculation of Organic Revenue for the Six Months Ended
	June 30, 2020				June 30, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$328	$4	$—	$332	$419	$(1)	$418	$(86)	(21)%
Global Surgical	243	5	—	248	344	(2)	342	(94)	(27)%
Global Consumer Products	674	18	—	692	695	(1)	694	(2)	—%
Global Ophtho Rx	229	4	—	233	333	(4)	329	(96)	(29)%
International Rx	523	13	—	536	535	(3)	532	4	1%
Total Bausch + Lomb/International	1,997	44	—	2,041	2,326	(11)	2,315	(274)	(12)%

Salix	881	—	(13)	868	954	—	954	(86)	(9)%

Ortho Dermatologics
Ortho Dermatologics	156	—	—	156	177	—	177	(21)	(12)%
Global Solta	93	1	—	94	83	—	83	11	13%
Total Ortho Dermatologics	249	1	—	250	260	—	260	(10)	(4)%

Diversified Products
Neurology and Other	315	—	—	315	361	—	361	(46)	(13)%
Generics	205	—	—	205	216	—	216	(11)	(5)%
Dentistry	29	—	—	29	51	—	51	(22)	(43)%
Total Diversified Products	549	—	—	549	628	—	628	(79)	(13)%

Totals	$3,676	$45	$(13)	$3,708	$4,168	$(11)	$4,157	$(449)	(11)%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the six months ended June 30, 2020 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the six months ended June 30, 2020 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

18 | Page

	Bausch Health Companies Inc.			Table 4
	Other Financial Information
	(unaudited)
	(in millions)		June 30, 2020	December 31, 2019
	Cash, Cash Equivalents and Restricted Cash
	Cash and cash equivalents[1]		$896	$3,243
	Restricted cash[2]		1,011	1
	Cash, cash equivalents and restricted cash		$1,907	$3,244

	Debt Obligations
	Senior Secured Credit Facilities:
	Revolving Credit Facility		$—	$—
	Term Loan Facilities		4,594	5,025
	Senior Secured Notes		4,213	5,451
	Senior Unsecured Notes		15,538	15,407
	Other		13	12
	Total long-term debt and other, net of premiums, discounts and issuance costs		24,358	25,895
	Plus: Unamortized premiums, discounts and issuance costs		271	293
	Total long-term debt and other		$24,629	$26,188

	Maturities and Mandatory Payments of Debt Obligations
	Remainder of 2020		$1	$1,240
	2021		—	103
	2022		—	1,553
	2023		2,431	2,595
	2024		2,303	2,303
	2025		10,632	10,632
	2026 - 2030		9,262	7,762
	Total debt obligations		$24,629	$26,188

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash provided by operating activities	$200	$339	$461	$752
1 As of December 31, 2019, Cash and cash equivalents includes net proceeds from the issuance of: (i) $1,250 million aggregate principal amount of 5.00% Senior Unsecured Notes due January 2028 and (ii) $1,250 million aggregate principal amount of 5.25% Senior Unsecured Notes due January 2030 in a private placement. The proceeds and cash on hand were used to: (i) redeem $1,240 million of 5.875% Senior Unsecured Notes due 2023 on January 16, 2020, (ii) finance the $1,210 million settlement of certain U.S. Securities litigation, subject to court approval and (iii) pay all fees and expenses associated with these transactions.
2 As of June 30, 2020, Restricted cash includes $1,010 million of payments into an escrow fund under the terms of a settlement agreement regarding certain U.S. Securities Litigation, subject to court approval. These payments will remain in escrow until final approval of the settlement.

19 | Page